AMENDED AND RESTATED

ARTICLES OF ORGANIZATION

OF

CH REAL ESTATE, LLC

Pursuant to Utah Code Ann. 48-2c-403, the undersigned initial member hereby adopts the following Amended and Restated Articles of Organization (the "Articles") to form a limited liability company under the laws of the State of Utah.

1. Name. The name of the limited liability company is CH REAL ESTATE, LLC (herein sometimes referred to as the "Company").

2. Duration. The period of the Company's duration is for a term of ninety-nine (99) years from the date hereof, unless earlier dissolved in accordance with the Utah Limited Liability Company Act, as amended or replaced from time to time (the "Act"). At the end of said term, the Company shall wind up its affairs, unless (1) the term set forth is extended by mutual agreement of all members and (2) the Articles are amended to reflect the extended term of the Company as required by the Act.

3. Principal Office. The street address of the Company's initial designated office is the same as the registered office.

4. Registered Office; Registered Agent. The street address of the Company's initial registered office, and the name of the Company's initial registered agent at that address whose signature below indicates acceptance of such appointment, is as follows:

David Rees
175 South Main Street
15th Floor
Salt Lake City, Utah 84111

ACCEPTANCE OF APPOINTMENT:

____
David Rees

5. Management; Membership. The Company shall be managed by its managers. The name and address of the sole member of the Company is:

Curt Hansen
175 South Main Street
15th Floor

Salt Lake City, Utah 84111

The name and address of the two managers of the Company is:

Curt Hansen
175 South Main Street
15th Floor
Salt Lake City, Utah 84111

Mike Hansen
2851 B ½ Road
Grand Junction, CO 81503

6. Business Purpose. The business purpose or purposes for which the Company is organized are (a) to hold real estate for investment and other lawful purposes; (b) to incur indebtedness, secured or unsecured, for any purposes of the Company; (c) to engage in any other lawful business activity permitted under applicable laws; and (d) to engage in any other purposes as are necessary to protect or enhance the assets of the Company.

7. Records. The Company shall keep at its principal place of business all records required to be maintained by the Company pursuant to Section 48-2b-119 of the Act.

8. Indemnification. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) members and agents of the company (and any other person to which the law permits the Company to provide indemnification) through provisions in the Company's Operating Agreement or otherwise, with respect to any action undertaken at the direction or on behalf of the Company. Any amendment, repeal or modification of the foregoing indemnification provisions shall not adversely affect any right or protection of any member, agent or other person existing at the time of, or increase the liability of any member, agent or other person with respect to such person's acts or omissions, occurring prior to such amendment, repeal or modification.

IN WITNESS WHEREOF, the undersigned hereby affirms that he is the initial member of the Company and has caused these Amended and Restated Articles of Organization to be executed as of the 12th day of July, 2010.

CH REAL ESTATE, LLC

Curt Hansen, Member/Manager

Mike Hansen, Manager